News Release	Corporate Communications 938 University Park Boulevard, Suite 200 Clearfield, UT 84015	Phone: 801-779-4600

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-779-4625	Phone: 801-779-4614
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Names Robert J. Keller as President of its Shooting Sports Segment

David White, Current Shooting Sports President, to Retire

CLEARFIELD, Utah, April 29, 2016 – Vista Outdoor Inc. (NYSE:VSTO), a global designer, manufacturer and marketer of outdoor sports and recreation products, has named Robert (Bob) J. Keller as President of its Shooting Sports segment, effective May 9, 2016. David White, current President, Shooting Sports, has announced his retirement from the company, effective May 20, 2016. Keller will report to Chairman and CEO Mark DeYoung and will serve as a member of the company’s executive leadership team.

As Shooting Sports president, Keller will have responsibility for segment-specific strategy and execution, growth and profitability. He will also have overall responsibility for the company’s quality, safety, and environmental stewardship.

“Bob has experience leading a publicly traded company as well as deep and broad consumer products experience with responsibilities for growth, profitability, sales and marketing,” said DeYoung. “His capabilities will enable us to take Vista Outdoor’s Shooting Sports performance to the next level as we focus on continued growth, market leadership, product innovation and execution excellence. Bob’s skills also complement the strengths within our senior leadership team, which will help us execute the long-term business strategy for Vista Outdoor. I look forward to working with Bob in this capacity.”

Keller was most recently the President and CEO of Escalade, Inc., a publicly traded sporting goods and outdoor recreation products company based in Evansville, Indiana. Prior to Escalade,

Keller’s consumer products experience includes a series of strategic marketing and manufacturing leadership roles, including President of Disston Tool Company, Division President of Russell Corporation, Managing Director of Coca-Cola, and Vice President of Sales and Marketing for The Clorox Company’s Armor All Home Care Division.

He served as a board member of Deaconess Health Systems and is the past-chairman of the University of Southern Indiana Romain College of Business Board of Advisors. He was an Ernst & Young Entrepreneur of the Year finalist in 2003 and earned the Silver Beaver Award from the Boy Scouts of America. Keller earned his bachelor’s degree in industrial and systems engineering from the Georgia Institute of Technology and completed the Senior Executive Finance Program at Harvard Business School.

The Shooting Sports segment, headquartered in Anoka, Minnesota, designs, develops and manufactures ammunition, long guns and related equipment products. The segment serves sport-shooting enthusiasts, hunters, federal and local law enforcement agencies, and the military. Shooting Sports includes pistol, rifle, rimfire, shotshell ammunition, primers, centerfire rifles, rimfire rifles, shotguns and range systems. Leading brands include Federal Premium, Savage Arms, CCI, Speer, Stevens and Savage Range Systems.

“I have worked with David for three decades and he is a leader I have always been able to count on,” said DeYoung. “David joined our company in 1975 and since 1980, has served in multiple senior leadership roles across the enterprise. Prior to the launch of Vista Outdoor, he served as Vice President, Operations for ATK’s Sporting Group and also as Vice President, Operations for ATK. I want to thank him for the stability and leadership he provided to the Shooting Sports segment as we established Vista Outdoor and completed our first full fiscal year.”

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Shooting Sports and Outdoor Products, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.
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